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                                   EXHIBIT 1.1

                             UNDERWRITING AGREEMENT



AirTouch Communications, Inc.
One California Street, 21st Floor
San Francisco, California  94111

Ladies and Gentlemen:

         Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., and Salomon Brothers Inc, as representatives (the "Representatives") of the underwriters named in Schedule I hereto (the "Underwriters"), understand that AirTouch Communications, Inc., a Delaware corporation ("AirTouch"), proposes to issue and sell to them $250 million aggregate principal amount of its 7% Notes Due 2003 (the "Notes").

         Subject to the terms and conditions, and in reliance upon the representations and warranties, set forth or incorporated by reference herein, AirTouch agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from AirTouch, at a purchase price of 99.27% of the principal amount of the Notes, plus accrued interest thereon, if any, from October 1, 1996 to the Closing Date (as defined herein), the principal amount of Notes set forth opposite such Underwriter's name in Schedule I hereto.

         Delivery of and payment for the Notes shall be made at 10:00 A.M., New York City time, on October 7, 1996, or such later date (not later than October 14, 1996) as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and AirTouch or as provided in Section 10 of the Standard Provisions (as defined below) incorporated by reference herein (such date and time of delivery and payment for the Securities being herein called the "Closing Date"). Delivery of the Notes shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price therefore to or upon the order of AirTouch by certified or official bank check or checks drawn on or by a New York Clearing House bank and payable in same day funds or by such other manner of payment as may be agreed upon by AirTouch and the Representatives. Delivery and release of the Notes shall be to The Depository Trust Company and payment for such Notes shall be made at the office of AirTouch Communications, Inc., One California Street, San Francisco, California 94111.

         AirTouch agrees to have the Notes available for inspection and checking by the Representatives not later than 1:00 P.M. on the business day prior to the Closing Date.

         The Notes shall have the terms set forth in the Indenture dated as of July 16, 1996, as amended by the First Supplemental Indenture dated as of July 16, 1996 and the Third Supplemental Indenture to be dated as of October 7, 1996, each being between AirTouch and The First National Bank of Chicago, as Trustee, the Prospectus dated July 2, 1996, and the Prospectus Supplement dated October 2, 1996.

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         The Notes will be redeemable in whole or in part, at the option of the
Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 10 basis points, plus accrued interest on the Notes to the date of redemption.

         Except as otherwise provided herein, the provisions contained in the document entitled "AirTouch Communications, Inc. Debt Securities Underwriting Agreement Standard Provisions" (the "Standard Provisions"), a copy of which is attached hereto, are incorporated herein except Section 12 which is replaced in its entirety by the Section 12 below.

         12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to them c/o Lehman Brothers, 3 World Financial Center, 200 Vesey Street, New York, New York 10285, attention of the Legal Department; or, if sent to AirTouch, will be mailed, delivered, or telefaxed to it at One California Street, San Francisco, California 94111, attention of the Legal Department.

         Please confirm your agreement by executing a copy of this Underwriting Agreement in the space set forth below and returning the signed copy to the undersigned.

         This Underwriting Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

THE STANDARD UNDERWRITING PROVISIONS ARE INCORPORATED BY REFERENCE TO EXHIBIT
1.1 TO AIRTOUCH'S CURRENT REPORT ON FORM 8-K, DATE OF REPORT: JULY 11, 1996.


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                                       Very truly yours,

                                       Lehman Brothers Inc.
                                       Merrill Lynch, Pierce, Fenner & Smith
                                                Incorporated
                                       J.P. Morgan Securities Inc.
                                       Salomon Brothers Inc

                                       By:  Lehman Brothers Inc.



                                       By:  /s/ Jerry Lucas
                                            ---------------------------------
                                                Managing Director

                                       For themselves and the
                                       other several Underwriters
                                       named in Schedule I to the
                                       foregoing Agreement.






Accepted:

AIRTOUCH COMMUNICATIONS, INC.



By:  /s/ Mohan S. Gyani
     -----------------------------
     Executive Vice President and
     Chief Financial Officer

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                                   SCHEDULE I





                                                                Principal Amount
Underwriter                                                             of Notes
-----------                                                      to be Purchased
                                                                 ---------------

Lehman Brothers Inc. ..................................             $ 50,500,000

Merrill, Lynch, Pierce, Fenner & Smith ................               50,000,000
Incorporated

J.P. Morgan Securities Inc. ...........................               50,000,000

Salomon Brothers Inc. .................................               50,000,000

BA Securities, Inc. ...................................               16,500,000

Chase Securities Inc. .................................               16,500,000

Citicorp Securities, Inc. .............................               16,500,000

Total .................................................             $250,000,000